Exhibit 10.17

PROMISSORY NOTE

$33,024,200.00	February 26, 2004

1.                                       FOR VALUE RECEIVED, UNITED WISCONSIN GRAIN PRODUCERS, LLC, a Wisconsin limited liability company (the “Borrower”), hereby promises to pay to the order of AGSTAR FINANCIAL SERVICES, PCA., an United States instrumentality (the “Lender”),  the principal sum of Thirty-Three Million Twenty-Four Thousand Two Hundred and No/100ths ($33,024,200.00) Dollars, or so much thereof as may be advanced to, or for the benefit of, the Borrower and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein pursuant to that certain Construction and Promissory Loan Agreement of even date herewith by and between the Lender and the Borrower (“Loan Agreement”), and which remains unpaid, in lawful money of the United States and immediately available funds.

2.                                       The outstanding principal balance of this Promissory Note shall bear interest at a fixed rate per annum determined by Lender to be three and three-quarters percent (3.75%) above the LIBOR Rate in effect on the first Advance pursuant to this Promissory Note.  Notwithstanding the foregoing, the rate of interest under this Promissory Note may be adjusted by Lender pursuant to the provisions of Sections 2.06 and 2.08 of the Loan Agreement.  At Borrower’s option, all or part of the outstanding principal balance under this Promissory Note may be converted to a fixed rate of interest at a rate acceptable to Lender in its sole discretion.

3.                                       The LIBOR Rate means the London interbank offered rate per annum for one-month deposits in United States dollars, as determined by the British Banker’s Association average of interbank offered rates for United States dollar deposits in the London market based on quotations at 16 major banks, as published in the “Money Rates” Section of the Wall Street Journal as of the applicable determination date; provided, if Lender determines that the foregoing source is unavailable for the applicable Interest Period, Lender shall determine LIBOR based on a new index which is based on comparable information.

4.                                       The rate of interest due hereunder shall initially be determined as of the date hereof and shall thereafter be adjusted, as and when, and on the same day that, the LIBOR Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the date of any change in the LIBOR Rate and shall remain in effect until and including the day immediately preceding the next such adjustment (each such day hereinafter being referred to as an “Adjustment Date”).  All such adjustments to said rate shall be made and become effective as of the Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date.  Interest hereunder shall be computed on the basis of a year of three hundred sixty-five or three hundred sixty-six (365 or 366) days, but charged for actual days principal is outstanding.

5.                                       Accrued interest prior to the Conversion Date shall be payable quarterly, with payments due on April 1st, July 1st, October 1st, and January 1st (hereinafter referred to as “Quarterly Payment Dates”), commencing on the first Quarterly Payment Date following the date on which the first advance is made hereunder, and continuing on each Quarterly Payment Date thereafter until the Conversion Date, as that term is defined in the Loan Agreement.

6.                                       On the Conversion Date, if the outstanding principal balance of this note exceeds the lesser of: (i) $29,024,200.00; or (ii) 55% of the Project Costs less $4,000,000.00, then it must be reduced by Borrower to not more than the lesser of: (i) $29,024,200.00; or (ii) 55% of the Project Costs less $4,000,000.00.  The Revolving Note between the parties may assume the reduction in principal required herein according to the terms of the Loan Agreement.

7.                                       Beginning on the first (1st) day of the month following the month in which the Conversion Date occurs, and continuing on the first (1st) day of each succeeding month thereafter until the Maturity Date, the Borrower shall make equal monthly payments of principal and accrued interest in such amounts as will be required to fully amortize the entire outstanding principal of this Promissory Note, together with accrued interest thereon, over a period not to exceed ten (10) years from the Conversion Date.  The amount of said monthly payments shall be recalculated and, if necessary, adjusted as of each Adjustment Date, as defined herein, to account for changes in the effective rate of interest hereunder and to maintain said ten (10) year amortization.  Following the Conversion Date, and in addition to all other payments of principal and interest required under the Loan Agreement, the Borrower shall annually remit to Lender and amount equal to the sum of:  (i) 20% of the Borrower’s Excess Cash Flow; and (ii) the Borrower’s Incentive Payment Recapture on or before January 31st of the succeeding fiscal year, as those terms are defined in the Loan Agreement.  Notwithstanding the foregoing, the amount required to be prepaid to Lender shall not exceed $3,500,000.00 for any fiscal year of the Borrower.  No payment of Excess Cash Flow or Incentive Payment Recapture to Lender shall be required for any fiscal year in which Borrower’s Owner Equity Ratio shall exceed 55%.

8.                                       The outstanding principal balance hereof, together with all accrued interest, if not paid sooner, shall be due and payable in full on the fifth (5th) annual anniversary of the Conversion Date (the “Maturity Date”).

9.                                       Advances may only be made under this Promissory Note until the Completion Date, as that term is defined in the Loan Agreement, after which no further advances may be made hereunder.  No amounts may be readvanced under this Promissory Note.  Any principal repayment will reduce the commitment on the loan.

10.                                 All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest and the remainder thereof to principal.

11.                                 This Promissory Note may be prepaid, in whole or in part, at the option of the Borrower, as further provided herein.  In the event the loan is prepaid, in whole or in part, there will be additional fee according to the following schedule:

Time of Payment	Prepayment Premium
Months 1-12	3.00%
Months 13-24	2.00%
Months 25-36	1.00%

No prepayment premium or fee shall be required if a prepayment of principal is made pursuant to any Excess Cash Flow or Incentive Payment Recapture formulas as described in Section 2.03(b) of the Loan Agreement.

12.                                 This Promissory Note is issued pursuant to the terms and provisions of the Loan Agreement and is entitled to all of the benefits provided for in said agreement.  All capitalized terms used and not defined herein shall have the meanings assigned to them in the Loan Agreement.

13.                                 Upon the occurrence at any time of an Event of Default or at any time thereafter, the outstanding principal balance hereof plus accrued interest hereon plus all other amounts due hereunder shall, at the option of the Lender, be immediately due and payable, without notice of demand.

14.                                 The occurrence at any time of an Event of Default or at any time thereafter, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.

15.                                 If any payment of principal or interest due hereunder is not paid with ten (10) days of the due date thereof, the Borrower shall pay to the Lender a late charge equal to five percent (5%) of the amount of such payment.

16.                                 The Borrower promises to pay all costs of collection of this Promissory Note, including, but not limited to, attorneys’ fees paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

17.                                 Demand, presentment, protest and notice of nonpayment and dishonor of this Promissory Note are hereby waived.

18.                                 This Promissory Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

19.                                 As used herein, the term “Event of Default” shall mean and include any one or more of the events specified as “Events of Default” in the Loan Agreement.

UNITED WISCONSIN GRAIN PRODUCERS, LLC
a Wisconsin limited liability company

/s/ KevinRoche
By Kevin Roche
Its President